ATA RESEARCH/PROFUTURES DIVERSIFIED FUND, L.P.

                         ADVISORY CONTRACT

     This ADVISORY CONTRACT (the "Agreement") is made as of the 1st day of February, 1995, by and among ATA RESEARCH/PROFUTURES DIVERSIFIED FUND, L.P., a Delaware limited partnership (the "Fund"), its general partners, ATA RESEARCH, INC., a Texas corporation, and PROFUTURES, INC., a Texas corporation (collectively the "General Partners"), and CONSIDINE TRADING CORP., an Illinois corporation (the "Advisor").

     W I T N E S S E T H:

     WHEREAS, the Fund is a limited partnership organized for the purpose of buying, selling, trading and generally dealing in commodity futures and options contracts and other commodity interests, including forward contracts on foreign currency ("commodity interests");

	WHEREAS, the Fund has been offering its Units of Limited Partnership Interest pursuant to the Fund's August 30, 1993 prospectus, as now or hereafter amended or supplemented (the "Prospectus"), in connection with its Form S-1 Registration Statement declared effective on August 30, 1993, under the Securities Act of 1933, as amended (the "Securities Act"), and any amendments thereto (the "Registration Statement");

	WHEREAS, the Fund is fully cognizant of the high risks involved in highly leveraged commodity speculation;

	WHEREAS, the General Partners are, pursuant to the Fund's
Agreement of Limited Partnership, authorized to utilize the services of one or more professional trading advisors and consultants in connection with the trading activities of the Fund; and

	WHEREAS, the parties wish to enter into this Agreement in order to set forth the terms and conditions upon which the Advisor will render and implement trading advisory services for the Fund.

	NOW, THEREFORE, the parties agree as follows:

	1.	DUTIES OF THE ADVISOR.

	Upon execution of this Agreement, the Advisor shall have sole authority and responsibility for directing, independently of any other trading advisors retained by the Fund, the investment and reinvestment of the Nominal Account Size (as defined in Exhibit B) for trading commodity interests pursuant to the Advisor's general trading program. (For these purposes, the Fund account is a separate account established for the Fund with futures commission merchant(s), bank(s), dealer(s) or other broker(s) (hereinafter, each a "Clearing Broker") holding the assets allocated to the Advisor for the Advisor's management hereunder.)

	The Fund and Advisor hereby acknowledge that the Fund's account is being traded pursuant to Advisor's general trading program, and that such account may be the subject of notional funding under this Agreement. The Advisor will direct the trading of the Nominal Account Size in accordance with the written trading policies provided to the Advisor (as they may be amended from time to time) and any written instructions given to the Advisor from the General Partners. The Advisor may only depart from such current trading policies or instructions provided in writing to the Advisor with the prior written consent of the General Partners. It is understood that the General Partners, and not the Advisor, have overall responsibility for monitoring the Fund's and the trading advisors' compliance in the aggregate for all of the Fund's advisors with the Fund's trading policies.

	All purchases and sales of commodity interests shall be for the account and at the risk of the Fund. All commissions and expenses arising from the trading of, or other transactions in the course of the administration of, the Fund's account shall be charged to the Fund. The Fund shall deliver to the Advisor a Commodity Trading Authorization (see attached Exhibit A) appointing the Advisor the Fund's agent and attorney-in-fact with respect to the Fund's trading account directed by such Advisor. However, it is expressly agreed that, in the event the General Partners shall, in their sole discretion, using their prudent business judgment, determine that any trading instructions issued by the Advisor violate the Fund's trading policies, then the General Partners may negate such Advisor's trading instructions.

	The Advisor is not responsible for the execution or clearance of the Fund's trades. The Advisor shall not be liable to the Fund or the General Partners for any errors or omissions by any Clearing Broker.
The Advisor shall, however, use the Advisor's best efforts to notify the General Partners and the Clearing Broker of any order or trade which the Advisor reasonably believes was not executed in accordance with the Advisor's instructions to such Clearing Broker.

	Prior to the date of this Agreement, the Advisor has delivered the Advisor's January 1, 1995 disclosure document (the "Disclosure Document") conforming in all material respects to the rules adopted under the Commodity Exchange Act, as amended (the "CEA"). Receipt of such Disclosure Document is hereby acknowledged.

	The Advisor has not alone or in conjunction with the General Partners been an organizer or a promoter of the Fund, nor is the Advisor a partner, joint venturer or agent of any other trading advisor engaged by the Fund.

	2.	ALLOCATION AND REALLOCATION OF ASSETS; DESIGNATION OF
ADDITIONAL TRADING ADVISORS.

	The Fund's account with the Advisor shall initially be funded with cash and/or other margin-qualified assets totaling
$2,000,000, which shall be traded at a level equal to the Nominal Account Size. The Fund shall provide to the Advisor monthly account statements and/or such other information the Fund deems sufficient to confirm the funded status of the account so long as margin-qualified assets are not actually deposited with the Clearing Broker.

	Subject to the first paragraph in Section 1 hereof, the General Partners may in the near future, at any time and from time to time:
(a) subject to the Advisor's consent, allocate to the Advisor for management an additional portion of the Fund's assets and/or a portion of any additional capital contributions made to the Fund and/or increase the Nominal Account Size; (b) reallocate the Fund's assets among the various trading advisors for the Fund (including away from the Advisor); and/or (c) designate additional trading advisor(s) for the Fund, in which case the General Partners may allocate to such additional advisor(s) the management of such portion of the Fund's assets or the Nominal Account Size, including a portion of the assets allocated to the Advisor, as the General Partners shall determine.
The General Partners shall notify the Advisor of any allocation or reallocation of assets or Nominal Account Size to or from the Advisor as soon as practicable after the decision to allocate or reallocate has been made; however, the Fund shall endeavor to make such allocation or reallocation only at month-end.

	Subject to Section 6 hereof, the designation of any additional advisor(s) for the Fund and/or the allocation and/or reallocation of the Fund's assets to and/or from the trading advisors for the Fund, including the Advisor, in accordance with this Section 2 shall neither terminate this Agreement nor modify in any regard the respective rights and obligations of the parties hereunder.

	3.	COMPENSATION.

	(a)	The General Partners shall in no event themselves be liable
for the Advisor's fees. Rather, in consideration of and in compensation for all of the services to be rendered by the Advisor to the Fund under this Agreement, the Fund will pay the Advisor no management fee but the Fund will pay the Advisor an incentive fee equal to twenty-five percent (25%) of quarterly Trading Profits generated by Advisor's trading hereunder. The fee shall be accrued monthly and paid quarterly. The term "Trading Profits" for purposes of the calculating the fee is defined in the attached Exhibit B, incorporated herein by reference.

	The incentive fee is payable only on cumulative profits in the Advisor's trading account; subject to Exhibit B, if losses occur, they will be carried forward and must be regained before any new Trading Profits can occur; and for any period of less than a full quarter (including the quarters in which this Agreement commences and terminates), the incentive fees will be payable as if the portion of The fiscal quarter constituted a full quarter. Such fees due the Advisor are payable within thirty (30) days of the end of the quarter.
 The General Partners expressly agree that any fees due the Advisor pursuant to this Section 3 shall survive the termination of this Agreement.

	(b)	The Advisor shall not receive any commissions, compensation, remuneration or payments whatsoever from any clearing broker with whom the Fund carries an account for any transactions executed in the Fund's trading account with the Advisor.

	4.	RIGHT TO ADVISE OTHERS AND SPECULATIVE POSITION LIMITS.

	(a)	The Advisor's present business is advising with respect to
the purchase and sale of commodity interests, as defined. The services provided by the Advisor are not to be deemed exclusive. The General Partners acknowledge that, subject to the terms of this Agreement, the Advisor may render advisory, consulting and management services to other clients for which the Advisor may charge fees different from those charged to the Fund. The Advisor shall be free to advise others and manage other commodity accounts during the term of this Agreement and to use the same or different information, computer programs and trading strategy which the Advisor obtains, produces or utilizes in the performance of services for the Fund. In that connection, however, the Advisor represents and warrants that the rendering of such consulting, advisory and management services to other commodity interest trading accounts and entities will not materially impair the discharge of the Advisor's responsibilities under this Agreement; it being acknowledged, however, that different trading strategies or methods may be utilized for different sizes of accounts, accounts with different trading policies, accounts experiencing differing inflows or outflows of equity, accounts which commence trading at different times, accounts which have different portfolios or different fiscal years, accounts utilizing different brokers or dealers and accounts with other differences, and that such differences may cause divergent trading results.

	(b)	The Advisor will promptly notify the General Partners if the
Fund's positions are included in an aggregate amount which exceeds the applicable speculative position limits. The Advisor represents that, if the Advisor's trading recommendations are altered because of the application of the speculative position limits, such alteration will not modify the trading instructions in such manner as to affect the Fund disproportionately compared with the Advisor's other accounts.

	5.	THE FUND'S RECORDS.

	(a)	The General Partners will instruct the Fund's Clearing
Broker to furnish to the Advisor copies of all trade confirmations and monthly trading reports relating to the trading directed by Advisor. The Advisor will maintain a record of all trading orders the Advisor places for the Fund's account, whether by internal records and/or those of the Clearing Broker, and will monitor the Fund's open positions which the Advisor initiates.

	(b)	Subject to the property rights of the Advisor described in
Section 10, and at the reasonable request of the General Partners, the Advisor and the Advisor's employees and affiliates shall, at the General Partners' expense, promptly (within two business days) make available to the General Partners copies of the normal daily, monthly, quarterly and annual, as the case may be, (i) written reports and any work papers reflecting the performance of all commodity pool accounts advised, managed, owned or controlled by the Advisor or the Advisor's employees and affiliates required to be maintained under the CEA and the regulations promulgated thereunder and (ii) similar written information, reflecting the performance of the commodity interest accounts advised, managed, owned or controlled by the Advisor or the Advisor's employees and affiliates with respect to which accounts reports are not required to be delivered to the owners thereof pursuant to the CEA. At the reasonable request of the General
Partners, the Advisor shall promptly deliver to the General Partners a written explanation, satisfactory to the General Partners, of differences (if any) in the performance between the Fund's account and such other commodity interest accounts. Notwithstanding the foregoing, the Fund, the General Partners and their agents understand that (x) the Advisor may delete the names and other identifying information from such books, records and other information, and (y) such books, records and other information regarding the Advisor are confidential and are deemed to be "trade secrets" of the Advisor. Therefore, the parties agree not to disclose, furnish or distribute to any person any of such books, records or information obtained by any of them pursuant to this Section 5(b) without the express written consent of the Advisor or as ordered by a court of competent jurisdiction.

	6.	TERM.

	(a) This Agreement shall commence on the date hereof and shall continue in effect for one year (subject to the Fund's option to extend the term for additional, successive one year periods, which option shall be automatically exercised unless the Fund notifies the Advisor to the contrary at least thirty (30) days before the end of a period), until its termination as provided herein. This Agreement shall terminate automatically without notice if (i) the Fund is terminated pursuant to the Fund's Agreement of Limited Partnership, or
(ii) the Advisor's registration as a commodity trading advisor or membership in the NFA is terminated or suspended. The General
Partners and/or the Fund may terminate this Agreement, immediately upon notice, in the event there has been any material breach by Advisor of any provision of this Agreement including, without limitation, a breach of the obligation to notify the Fund pursuant to
Section 14 hereof or any of the representations and warranties recited herein. This Agreement may also be terminated at any time for any reason by the Fund upon written notice to the Advisor.

	(b) The Advisor may terminate this Agreement at any time upon five (5) day's written notice to the Fund and the General Partners or immediately, upon notice, if: (i) the registration as a commodity pool operator or membership in the NFA is terminated or suspended as to both General Partners; (ii) there has been any material breach of this Agreement by the Fund or the General Partners; or (iii) the Fund's trading policies are changed and the Advisor does not wish to manage Fund assets pursuant to such changed policy.

	7.	INDEMNITY.

	(a)	In any threatened, pending or completed action, suit
proceeding or investigation to which the Advisor (or the Advisor's affiliates, principals or employees) was or is a party or is threatened to be made a party by reason of the fact that the Advisor is or was the Advisor of the Fund or in performance of services for the Fund, the Fund shall indemnify, defend and hold harmless the Advisor (or the Advisor's affiliates, principals and employees) against any loss, liability, damage, cost, expense, fees, penalties, (including reasonable attorneys' and accountants' fees), judgments and amounts paid in settlement actually and reasonably incurred by the Advisor in connection with such action, suit, proceeding or investigation if the Advisor (or the Advisor's affiliates, principals and employees) acted in good faith and in a manner the Advisor reasonably believed to be in or not opposed to the best interests of the Fund, and provided that the Advisor's conduct does not constitute negligence, misconduct or a material breach of the Advisor's fiduciary obligations (unless the court or any administrative forum in which such action, suit, proceeding or investigation was brought shall determine upon application that, despite the adjudication of liability but in view of all circumstances of the case, the Advisor (or the Advisor's affiliates, principals and employees) is fairly and reasonably entitled to indemnification for such expenses which such court shall deem proper).

	(b)	Any indemnification under subsection (a) above, unless
ordered by a court, shall be made by the Fund only as authorized in the specific case and only upon a determination by independent legal counsel in a written opinion that indemnification is proper in the circumstances because the Advisor (or the Advisor's affiliates, principals and employees) have met the applicable standard of conduct set forth in subsection (a) above.

	(c)	To the extent that the Advisor (or the Advisor's affiliates, principals and employees) has been successful on the merits or otherwise in defense of any action, suit, proceeding or investigation referred to in subsection (a) above, or in defense of any claim, issue or matter therein, the Fund shall indemnify, defend and hold harmless the Advisor against the expenses, including attorneys' and accountants fees, actually and reasonably incurred by it in connection therewith pursuant to Section 7(a).

	(d)	Expenses incurred in defending a threatened or pending
civil, administrative or criminal action, suit or proceeding or investigation against the Advisor (or the Advisor's affiliates, principals or employees) may, in the sole discretion of the General Partners, be paid by the Fund in advance of the final disposition of such action, suit, proceeding or investigation, if and to the extent t hat the person on whose behalf such expenses are paid shall agree to reimburse the Fund in the event indemnification is not permitted under this Section 7.


	(e)	In the event that any claim, dispute or litigation arises
between the Advisor and any party other than the Fund or the General Partners, which claim, dispute or litigation is unrelated to the Fund's business, and if the Fund or the General Partners is made a party to such claim, dispute or litigation by such other party, the Advisor shall defend any actions brought in connection therewith against the Fund and/or the General Partners, each of whom agree to cooperate in such defense, and the Advisor shall indemnify and hold harmless the Fund and the General Partners from and with respect to any amounts awarded to such other party.

	(f) If any claim, dispute or litigation arises between the Fund or the General Partners and any party other than the Advisor which claim, dispute or litigation is unrelated to the Advisor's business, and if the Advisor (or the Advisor's affiliates, principals or employees) is made a party to such claim, dispute or litigation by such other party, the Fund or the General Partners shall defend any actions brought in connection therewith on behalf of the Advisor, who agrees to cooperate in such defense, and the Fund shall indemnify and hold harmless the Advisor and the Advisor's affiliates, principals and employees from and with respect to any amounts awarded to such other party.

	(g) The Advisor agrees to indemnify, defend and hold harmless the Fund against any and all liabilities incurred by the Fund and/or the General Partners by reason of any act or omission of the Advisor relating to the Advisor's management of Fund assets maintained in the Fund's trading account with the Advisor (including reasonable costs and expenses of investigating and defending any claims, demand or suit) if such act or omission relates to a breach of a representation or warranty made by Advisor herein or involves negligence, misconduct or a material breach of Advisor's obligations under this Agreement, or the CEA and rules promulgated thereunder.

	(h)	None of the foregoing provisions for indemnification shall
be applicable with respect to default judgments, confessions of judgment or settlements entered into by the party claiming indemnification ("Indemnitee") without the prior consent of the party obligated to indemnify the other party ("Indemnitor"); provided, however, that should the Indemnitor refuse to consent to a settlement approved by the Indemnitee, the Indemnitee may effect such settlement, pay such amount in settlement as it shall deem reasonable and seek a judicial or regulatory determination with respect to reimbursement by the Indemnitor of any loss, liability, damage, cost or expenses
(including reasonable attorneys' and accountants' fees) incurred by the Indemnitee in connection with such settlement to the extent such loss, liability, damage, cost or expense (including reasonable attorneys' and accountants' fees) was caused by or based upon violation of this Agreement by the Indemnitor or violation of the standard of conduct set forth herein. Notwithstanding the foregoing, the Indemnitor shall, at all times, have the right to offer to settle any matters and if the Indemnitor successfully negotiates a settlement and tenders payment therefore to the Indemnitee, the Indemnitee must either use its best efforts to dispose of the matter in accordance with the terms and conditions of the proposed settlement or the Indemnitee may refuse to settle the matter and continue its defense in which latter event the maximum liability of the Indemnitor to the Indemnitee shall be the amount of said proposed settlement.

	(i)	The indemnities granted herein shall survive termination of
this Agreement.

     (j)	The term "Advisor" as used in Sections 7(d) and (f) shall
include the Advisor and the Advisor's employees.

	8.	INDEMNITY PROCEDURE.

	Promptly after receipt by any indemnified party ("Indemnitee") under Section 7 of a notice of the commencement of an action or claim to which such Section may apply, the Indemnitee shall notify the indemnifying party ("Indemnitor") in writing of the commencement of such action or claim if a claim for indemnification in respect of such action or claim may be made against the Indemnitor under such Section; but the omission to so notify the Indemnitor shall not relieve the Indemnitor from any liability which the Indemnitor may have to the Indemnitee under such Section, except where such omission shall have materially prejudiced the Indemnitor. In case any such action or claim shall be brought against an Indemnitee and the Indemnitee shall notify the Indemnitor of the commencement of such action or claim, the Indemnitor shall be entitled to participate in such action or claim and, to the extent that the Indemnitor may desire, to assume the defense of such action or claim with counsel selected by the Indemnitor and acceptable to the Indemnitee, and after notice from the Indemnitor to the Indemnitee of the Indemnitor's election to assume the defense of such action, the Indemnitor shall not be liable to the Indemnitee under such Section for any legal, accounting and other expenses subsequently incurred by the Indemnitee in connection with the defense of such action or claim other than reasonable costs of investigation.

	Notwithstanding any provision of this Section 8 to the contrary, if any action or claim as to which indemnity is or may be available an Indemnitee shall reasonably determine that its interests are or may be adverse, in whole or in part, to the interests of the Indemnitor or that there may be legal defenses available to the Indemnitee which are or may be different from, in addition to, or inconsistent with, the defenses available to the indemnifying party, the Indemnitee may retain its own counsel in connection with such action or claim, in which case the Indemnitee shall be responsible for any legal, accounting and other expenses reasonably incurred by or on behalf of it in connection with investigating or defending such action or claim.
 In no event shall an Indemnitor be liable for the fees and expenses of more than one counsel for all indemnities in connection with any one action or claim or in connection with separate but similar or related actions or claims in the same jurisdiction arising out of the same general allegations. An Indemnitor shall not be liable for a settlement of any such action or claim effected without its prior written consent, but if any such action or claim shall be settled with the prior written consent of an Indemnitor or if there shall be a final judgment for the plaintiff in any such action or claim, the Indemnitor shall indemnify, hold harmless and defend an Indemnitee from and against any loss, liability or expense in accordance with
Section 7 by reason of such settlement or judgment.

	9.	REPRESENTATIONS AND WARRANTIES.

	(a) The Advisor represents, warrants and agrees that:

          (i) this Agreement is a valid and binding agreement enforceable in accordance with its terms (except as may be limited by bankruptcy laws and general equity principles) and the performance of the Advisor's obligations under this Agreement will not result in any violation, breach or default under any term or provision of any material undertaking, contract, agreement or order to which the Advisor is a party or by which the Advisor is bound;

          (ii) the Advisor is duly registered as a commodity trading advisor under the CEA and is a member in such capacity of the National Futures Association, and the Advisor will maintain and renew such registration and membership during the term of this Agreement;

          (iii) all of the information relating to and furnished by the Advisor contained in the Advisor's Disclosure Document (as defined in Section 1 of this Agreement and as it may be amended or supplemented from time to time while the Registration Statement is effective), except as the Advisor has previously notified the Fund and its General Partners, is true and accurate in all material respects, does not omit any material information and is in full material compliance with the CEA and rules promulgated thereunder as of the date of this Agreement;

		(iv) the Advisor is not registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or any state investment adviser statute, nor are the Advisor's activities such that the Advisor is required to be so registered;

		(v) the Advisor's selection of trades for the Fund will follow the written trading policies of the Fund, and as they may be changed from time to time;

		(vi) if the Fund suspends trading following written instructions to that effect to the Advisor by the Fund, the Advisor will suspend all trading activity for the Fund and liquidate positions held by the Fund as soon as practicable under the circumstances;

		(vii) all express references to the Advisor in the Prospectus are complete and accurate in all material respects and, as to the Advisor, the Prospectus does not contain any untrue statement of a material fact or omit any material fact required to be stated therein or which is necessary to make the Prospectus not misleading; except the foregoing representations and warranties will not apply to computations made by the Fund, the General Partners or the Clearing Brokers in the table relating to the Advisor and the editing and updating of the Advisor's actual performance tables prepared at the direction of ATA Research, Inc., it being understood that the accuracy and completeness of the data provided by the Advisor to the Fund for use in the Prospectus will be warranted and represented by the Advisor to be accurate in all material respects;

		(viii) the Advisor's management of client accounts other than that of the Fund, which it has agreed to or may in the future agree to manage, which accounts the Advisor is permitted to manage under this Agreement (subject to limitations contained in Section 4 hereof), will be conducted in such a manner as to assure that the Fund's account will receive equitable treatment, it being understood that the Advisor may adjust the implementation of the Advisor's trading system in a good faith effort to accommodate additional accounts or accounts of different sizes;

		(ix) except as the Advisor has previously notified the Fund and its General Partners, there has been no material change in the Advisor's performance tables contained in the Advisor's current
Disclosure Document; and

		(x) the Advisor will not participate in the brokerage commissions paid by the Fund to any of its Clearing Brokers, including ING Derivatives Clearing.

	All representations, warranties and covenants hereunder shall be continuing during the term of this Agreement, including any renewal period, and shall survive the delivery of any payment for any Units sold by the Fund and the termination of this Agreement with respect to any matter arising while such agreements are in effect. In addition, if at any time, any event has occurred which would make, or tend to make, the foregoing representations, warranties and covenants not true, the Advisor will promptly notify the Fund and the General
Partners of such event and the facts related thereto in the manner provided below. Furthermore, all representations, warranties and covenants hereunder shall inure to the benefit of each of the parties to whom it is addressed, and their respective heirs, executors, administrators, successors and permitted assigns.

	(b)	Each of the General Partners represents, warrants and agrees that:

		(i) it is a corporation in good standing under the laws of the State of Texas and is (and at all times through the date of termination of the offering and during the term of this Agreement will
be) in good standing and qualified to do business as a foreign corporation in each jurisdiction in which the nature or conduct of its business requires such qualification and the failure to be so qualified would materially adversely affect its ability to act as a corporation;

		(ii) this Agreement is a valid and binding agreement enforceable in accordance with its terms (except as may be limited by bankruptcy laws and general equity principles) and the performance of the General Partner's obligations under this Agreement will not result in any violation, breach or default under any term or provision of any material undertaking, contract, agreement or order to which the General Partner is a party or by which the General Partner is bound;

		(iii) it is duly registered as a commodity pool operator under the CEA and is a member in such capacity of the National Futures Association and will maintain and renew such registration and membership during the term of this Agreement;

		(iv) this Agreement has been duly and validly authorized, executed and delivered on behalf of the General Partner and is a valid and binding agreement enforceable in accordance with its terms (except as may be limited by bankruptcy laws and general equity principles);

		(v) the consummation of the transactions set forth in the Registration Statement and Prospectus are not contrary to the General Partner's Certificate of Incorporation, By-laws, or any material statute, law or regulation of any jurisdiction;

		(vi) to the best of its knowledge, the Registration Statement (including the Prospectus) does not contain any misleading or untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances in which they were made) not misleading; and

		(vii) any selling materials of whatever nature which relate to the Advisor will be submitted for its final approval as to the disclosure regarding such Advisor.

	All representations, warranties and covenants hereunder shall be continuing during the term of this Agreement, including any renewal period, and shall survive the delivery of any payment for any Units sold by the Fund and the termination of this Agreement with respect to any matter arising while such agreements are in effect. In addition, if at any time, any event has occurred which would make, or tend to make, the foregoing representations, warranties and covenants not true, the General Partners will promptly notify the Advisor of such event and the facts related thereto in the manner provided below. Furthermore, all representations, warranties and covenants hereunder shall inure to the benefit of each of the parties to whom it is addressed, and their respective heirs, executors, administrators, successors and permitted assigns.

	(c)	The Fund represents, warrants and agrees that:

		(i) the Fund is a limited partnership in good standing under the laws of the state of Delaware and is (and at all times through the date of termination of the offering and during the term of this Agreement will be) in good standing and qualified to do business as a foreign limited partnership in each jurisdiction in which the nature or conduct of its business requires such qualifications and the failure to be so qualified would materially adversely affect its ability to act as a limited partnership and perform its obligations (including this Agreement), and has full capacity and authority to conduct its business and to perform its obligations under this Agreement, and to act as described in the Prospectus;

		(ii)	 this Agreement has been duly and validly authorized,
executed and delivered on behalf of the Fund and is a valid and binding agreement enforceable in accordance with its terms (except as may be limited by bankruptcy laws and general equity principles);

		(iii) the consummation of the transactions set forth in the Registration Statement (including the Prospectus) are not contrary to the provisions of the Fund's Agreement of Limited Partnership or Certificate of Limited Partnership, any material statute, law or regulation of any jurisdiction, and will not result in a material violation, breach or default under any term or provision of any material contract, agreement or order to which the Fund is a party or by which the Fund is bound;

		(iv) the Fund has obtained all governmental and regulatory registrations and approvals required by law as may be necessary to act as described in the Prospectus;

		(v)	the Fund is not required to be registered as an
investment company under the Investment Company Act of 1940, as amended;

		(vi) all material governmental and regulatory registrations and approvals for the valid authorization, issuance, offer and sale of the Units have been obtained and, after due inquiry, no order preventing or suspending the use of the Prospectus with respect to the Units has been issued by the SEC, CFTC, NFA or the state in which Units are registered; and

		(vii) to the best of its knowledge, the Registration Statement (including the Prospectus) does not contain any misleading or untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances in which they were made) not misleading.

	All representations, warranties and covenants hereunder shall be continuing during the term of this Agreement, including any renewal period, and shall survive the delivery of any payment for any Units sold by the Fund and the termination of this Agreement with respect to any matter arising while such agreements are in effect. In addition, if at any time, any event has occurred which would make, or tend to make, the foregoing representations, warranties and covenants not true, the Fund will promptly notify the Advisor of such event and the facts related thereto in the manner provided below. Furthermore, all representations, warranties and covenants hereunder shall inure to the benefit of each of the parties to whom it is addressed, and their respective heirs, executors, administrators, successors and permitted assigns.

	10.	PROPERTY RIGHTS OF THE TRADING ADVISOR.

	The Fund and the General Partners acknowledge that commodity trading advice provided by the Advisor is solely the Advisor's property right. The Fund and General Partners further agree, unless authorized by the Advisor, that such advice will not be disseminated in whole or in part, directly or indirectly, to any of the limited partners, Clearing Broker(s), Clearing Brokers' or General Partners' customers, employees, agents, officers, directors or any others, except as necessary to conduct the business of the Fund or except as required by any applicable law or regulation. The Fund and the General Partners expressly authorize the Advisor, because of their proprietary and confidential nature, to withhold the names and addresses of the Advisor's clients from any inspection provided the General Partners pursuant to this Agreement.

	11.	NO GUARANTEE OF PERFORMANCE.

	The Advisor makes no promises, representations, warranties or guarantees that any of the Advisor's services to be rendered to the Fund will result in a profit or will not result in a loss to the Fund.

     12.	ORDER ENTRY.

	Subject to Section 1, the Advisor represents that in the placement of the Fund orders with the Fund's Clearing Broker, the Advisor will utilize a fair and reasonable order entry system which shall be no less favorable to the Fund than that provided for any other client account advised by the Advisor.

    13.	COMPLETE AGREEMENT.

	This Agreement constitutes the entire agreement between the parties and no other agreement, verbal or otherwise, shall be binding on the parties.

	14.	ADVISOR NOTICE.

	The Advisor agrees to notify the Fund and the General Partners promptly upon discovery of any material omission or untrue or misleading statement relating to the Advisor in the Disclosure Document, Registration Statement, the Prospectus or any amendment or supplement thereto regarding any information concerning the Advisor or the Advisor's employees, including, without limitation, changes to the Advisor's name, address, telephone and telefacsimile numbers, and agrees to cooperate to the extent necessary in the preparation of any necessary amendments or supplements to any of the foregoing documents. The representations, warranties, agreements and obligations to indemnify certain parties hereto contained herein related to the Disclosure Document, Registration Statement, the Prospectus or any amendment or supplement thereto shall attach to any such amendment or supplement.

	In connection therewith, from and after the effective date of this Agreement and for so long as the Advisor continues to manage assets of the Fund, the Advisor agrees, upon request, to provide the Fund and/or the General Partners with updated information relating to the information about the Advisor provided for inclusion in the Prospectus, as amended or supplemented, and the management of all client accounts by the Advisor. The Advisor shall use the Advisor's best efforts to (i) provide monthly data within a reasonable period of time after the General Partners so request and (ii) assist in the preparation of performance data required to be presented in any subsequent amendments to the Registration Statement and/or Prospectus.

    15.  ASSIGNMENT AND AMENDMENT.

	This Agreement may not be assigned or amended by either party without the written consent of the other party, which consent shall not be unreasonably withheld.

    16.  SUCCESSORS.

	This Agreement shall be binding upon and inure to the benefit of the parties and their successors and permitted assigns. In the event one of the General Partners is removed or resigns and is not replaced, all authority granted to the General Partners shall be retained by the remaining General Partner.

	17.  NOTICES.

	All notices required to be delivered under this Agreement shall be delivered personally, by air courier or by registered or certified mail, postage prepaid, return receipt requested, as follows:

If to the Fund          ATA Research/ProFutures Diversified
or the General          Fund, L.P.
Partners:               c/o ProFutures, Inc.
                        ATTN:  Gary D. Halbert, President
                        107 Highway 620 South -- #30F
                        Austin, Texas  78734

                        ATA Research/ProFutures Diversified
                        Fund, L.P.
                        c/o ATA Research, Inc.
                        ATTN:  Aladin T. Abughazaleh, President
                        5910 N. Central Expwy. -- Suite 1520
                        Dallas, Texas  75206

Copies to:              John K. Gray, Esq.
                        Bayh, Connaughton & Malone
                        5910 N. Central Expy., Suite 1000
                        Dallas, Texas 75206

If to the Advisor:      Jerry Considine, President
                        Considine Trading Corp.
                        605 W. Madison, Tower 3, Suite 4704
                        Chicago, Illinois  60601

	18.	ATTORNEYS' FEES.

	In the event litigation is required to enforce any provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys' fees.

	19.	GOVERNING LAW.

	This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made in that state without reference to its conflicts of laws provisions.

	20. SPECIAL DISCLOSURE. The CFTC requires the following special disclosure for all customer accounts which are not fully-funded:

	SPECIAL DISCLOSURE
	FOR NOTIONALLY-FUNDED ACCOUNTS

	YOU SHOULD REQUEST YOUR COMMODITY TRADING ADVISOR TO ADVISE YOU OF THE AMOUNT OF CASH OR OTHER ASSETS (ACTUAL FUNDS) WHICH SHOULD BE DEPOSITED TO THE ACCOUNT TO BE CONSIDERED "FULLY-FUNDED." THIS IS THE AMOUNT UPON WHICH THE ADVISOR WILL DETERMINE THE NUMBER OF CONTRACTS TRADED IN THE FUND'S ACCOUNT AND SHOULD BE AN AMOUNT SUFFICIENT TO
MAKE IT UNLIKELY THAT ANY FURTHER CASH DEPOSITS WOULD BE REQUIRED FROM YOU OVER THE COURSE OF YOUR PARTICIPATION IN THE ADVISOR'S PROGRAM.

	THE ACCOUNT SIZE TO WHICH YOU HAVE AGREED IN WRITING (THE "NOMINAL" OR "NOTIONAL" ACCOUNT SIZE) IS NOT THE MAXIMUM POSSIBLE LOSS THAT YOUR ACCOUNT MAY EXPERIENCE. YOU SHOULD CONSULT THE ACCOUNT STATEMENTS IN ORDER TO DETERMINE THE ACTUAL ACTIVITY IN THE ACCOUNT, INCLUDING PROFITS, LOSSES AND CURRENT CASH EQUITY BALANCE. TO THE EXTENT THAT THE EQUITY IN THE ACCOUNT IS AT ANY TIME LESS
THAN THE NOMINAL ACCOUNT SIZE, THE EFFECT ON THE FUND WILL BE THE
FOLLOWING:

(a)	ALTHOUGH YOUR GAINS AND LOSSES, FEES AND COMMISSIONS MEASURED IN
DOLLARS WILL BE THE SAME, THEY WILL BE GREATER WHEN EXPRESSED AS A PERCENTAGE OF ACCOUNT EQUITY.

(b)	YOU MAY RECEIVE MORE FREQUENT AND LARGER MARGIN CALLS.

(c) 	THE DISCLOSURES WHICH ACCOMPANY THE PERFORMANCE TABLE ASSOCIATED
WITH THE PROGRAM SELECTED BY THE FUND MAY BE USED TO CONVERT THE RATES OF RETURN ("ROR") IN THE PERFORMANCE TABLE TO THE CORRESPONDING RORs
FOR PARTICULAR PARTIAL FUNDING LEVELS.

	21. COUNTERPARTS. This Agreement may be signed in multiple counterparts, which counterparts shall constitute one and the same original instrument.

	IN WITNESS WHEREOF, this Agreement has been executed for and on behalf of the undersigned as of the day and year first above written.

	ATA RESEARCH/PROFUTURES DIVERSIFIED FUND, L.P.


By: PROFUTURES, INC.,             By: ATA RESEARCH, INC.,
    a co-General Partner              a co-General Partner

By: /s/ Gary D. Halbert           By: /s/ Aladin T. Abughazaleh
        President                         President


CONSIDINE TRADING CORP.

By: /s/ Jerry Considine
        President



PROFUTURES, INC.,             	ATA RESEARCH, INC.,

By: /s/ Gary D. Halbert             By: /s/ Aladin T. Abughazaleh
        President                           President




	EXHIBIT A

	February 1, 1995


Jerry Considine, President
Considine Trading Corp.
605 W. Madison, Tower 3, Suite 4704
Chicago, Illinois  60601

	Re:  COMMODITY TRADING AUTHORIZATION

Dear Mr. Considine:

	Effective February 1, 1995, ATA Research/ProFutures Diversified Fund, L.P., a Delaware limited partnership, does hereby make, constitute and appoint you as its Attorney-in-Fact to purchase and sell commodity interests, including (a) commodity futures contracts and options thereon, through ING Derivatives Clearing and others, as Clearing Broker(s), and (b) spot or forward contracts through such brokers, dealers or banks as we agree are appropriate, in accordance with the Advisory Contract between us dated February 1, 1995.


				Very truly yours,

			ATA RESEARCH/PROFUTURES DIVERSIFIED FUND, L.P.

				By:  ATA RESEARCH, INC.,
				a co-General Partner

				/s/ Aladin T. Abughazaleh
                            President




	EXHIBIT B

	DEFINITIONS

	Net Asset Value - Net Asset Value means the Fund's total assets less total liabilities, determined according to the following principles, and where no such principle is governing, then on the basis of generally accepted accounting principles, consistently applied. For purposes of this calculation:

	(a)	Net Asset Value includes any realized or unrealized profit
or loss on open securities and open commodity positions.

	(b)	All open securities and open commodity positions are valued
at their then market value, which means with respect to open commodity positions, the settlement price as determined by the exchange on which the transaction is effected or the most recent appropriate quotation as supplied by the Clearing Broker or banks through which the transaction is effected except that United States Treasury Bills (not futures contracts thereon) shall be carried at their cost plus accrued interest. If there are no trades on the date of the calculation due to the operation of the daily price fluctuation limits or due to a closing of the exchange on which the transaction is executed, the contract is valued at the nominal settlement price as determined by the exchange. Interest, if any, shall be accrued monthly. The liquidating or market value of a commodity futures or options contract not traded on a United States commodity exchange shall mean its liquidating value determined by the General Partners on a basis consistently applied for each different variety of contract.

	(c)	Brokerage commissions on open positions shall be accrued in
full as a liability of the Fund upon the initiation of such open positions. Management and incentive fees paid to the Advisors shall be accrued monthly for purposes of calculating Net Asset Value only, even if not paid until the end of the quarter; incentive fees are calculated without regard to the fees paid to any Consultant and the General Partners.

	Allocated Net Asset Value(s) - Allocated Net Asset Value(s) (for purposes only of calculating the Advisors' management fees, if any, and even if paid quarterly) during a month are computed for each Advisor individually, are computed before any incentive fees and management fees paid to the respective Advisor and means the month-end Nominal Account Size of the account.

	Nominal Account Size - means initially $6 million, which amount shall be (a) increased by profits and decreased by losses in the account, but not by additions to or withdrawals of actual funds from the account, and/or (b) increased or decreased by such amounts specified in any notices to the Advisor from the Trading Manager and the Fund as described in Section 2 of this Agreement. Accordingly, any actual funds deposited or withdrawn shall represent an adjustment in actual funds deposited and not in the Nominal Account Size. For purposes of determining profits and losses, and thereby adjusting the Nominal Account Size, all items of income and expense shall be taken into account on the accrual basis in accordance with generally accepted accounting principles. For purposes hereof, month-end
Nominal Account Size shall be increased by any reductions and decreased by any additions in Nominal Account Size occurring during such month (in either case, pro-rated for the number of days Nominal Account Size is affected by such adjustment).

	Trading Profits - Trading Profits (for purposes of calculating the respective Advisor's incentive fees only and even if paid quar terly) during a month are computed for the Advisor individually, are computed after any management fees paid to the respective Advisor on the Fund's assets allocated to such Advisor, if applicable, and mean
(i) the net of profits and losses resulting from all commodity trades closed out during such month plus (ii) the net of any profits and losses on commodity trades open as of the end of such month (after deduction for accrued commodity brokerage commissions) minus
(iii) the net of any profits and losses on commodity trades open as of the end of the immediately preceding month (after deduction for accrued commodity brokerage commissions) and minus (iv) the Advisor's "Capital Adjusted Carryforward Loss" (as defined below), if any, as of the beginning of the quarter. If the result of adding and subtracting items (i) to (iv) above is negative at the end of a month, such amount shall become the "Ending Carryforward Loss." Interest income is not included in the calculation of Trading Profits. If in the event that Units are redeemed and such redemptions are to be charged against the Advisors, then the "Ending Carryforward Loss" will be reduced pro rata for each Advisor. If funds are withdrawn from an Advisor during or as of the end of the month for any reason (including distributions, redemptions or withdrawals or reallocation from the Advisor's trading account), the "Capital Adjusted Carryforward Loss" for the next quarter will be the "Ending Carryforward Loss" multiplied by the fraction: Allocated Net Asset Value after withdrawal, divided by Allocated Net Asset Value before withdrawal; if no withdrawal is made, the "Capital Adjusted Carryforward Loss" for the next quarter will be the "Ending Carryforward Loss."

                    ------------------------

	In accordance with the foregoing formula, the Fund pays the Advisor a quarterly incentive fee, calculated monthly, whenever Trading Profits (as defined) are achieved. Subject to the preceding paragraph, if the Fund has a net loss on the Fund's allocation to the Advisor thereafter, the Advisor will retain all incentive fees previously paid but no further incentive fee will be payable until the Advisor recovers the losses on that allocation and then generates Trading Profits as defined. Thus, the incentive fee to an Advisor is payable only on cumulative profits (which are not reduced by incentive fees previously paid). The Fund may at any time employ other advisors whose compensation may be calculated without regard to the losses which may be incurred by the present advisors. Similarly, the Fund may renew its relationship with any advisor on the same or different terms. In addition, it should be noted that since the incentive fee on Trading Profits is paid on a quarterly basis, the Fund may pay substantial incentive fees during portions of the year even though subsequent losses result in a yearly net loss for the Fund. The Advisors will retain all payments made to them even if later losses occur. In addition, an incentive fee may be paid to one Advisor but the Fund may experience a loss or no change in its Net Asset Value as a result of the trading by the other Advisors.


	ATA RESEARCH/PROFUTURES DIVERSIFIED FUND, L.P.

	TRADING POLICIES


	(1)	The Fund will attempt to diversify its market position to
avoid reliance on one or a few commodities. No Advisor may initiate additional positions in any commodity if the margins (or its equivalent) therefor, when added to the margins of all open positions in that commodity, would exceed 33 1/3% of the Allocated Net Asset
Value (as defined) of the Fund attributable to the Advisor's management.

	(2)	No Advisor may initiate positions if the margin (or its
equivalent) therefor, when added to the margins of all then open positions, would exceed 75% of the Allocated Net Asset Value of the Fund attributable to the Advisor's management. In the event that, due to abrupt increases in required margins, the Fund's then open positions require margins in excess of that percentage, the total portfolio will be reduced as soon as practicable in light of market conditions to an amount within such percentage.

	(3)	The Fund may not allocate more than ten percent (10%) of its assets (calculated as of the date the allocation is made) to one or more Advisors for the purpose of purchasing, selling, writing or trading in commodity options on markets other than contract markets designated by the CFTC.

	(4)	The Fund will not purchase, sell or trade in securities to
such extent as to be required to be registered as an investment company under the Investment Company Act of 1940, as amended.

	(5)	The Fund may trade in spreads or straddles in order to take
advantage of potential profit in spread relationships and to limit risks.

	(6)	The Fund does not intend to regularly make or take delivery
of commodities or to trade in cash commodities, other than forward contracts on foreign currencies. Open positions in futures contracts are expected to be closed prior to the delivery date and, as far as practicable, no new positions will be opened during the delivery month.

	(7)	The Fund will not employ the trading technique, commonly
known as pyramiding, in which the speculator uses unrealized profits on existing positions as margin for the purchase or sale of additional positions in the same or a related commodity. However, an Advisor may take into account the Fund's open trade equity in assets of the Fund in determining whether to acquire additional commodity futures contracts on behalf of the Fund.

	(8)	No loans may be made by the Fund to any person, including
the General Partners and their affiliates.

	(9)	The Fund's assets will not be commingled with the assets of
any other person; funds used to satisfy margin requirements will not be considered commingled for this purpose.

	(10)	No rebates or give-ups may be paid to or received by the
General Partners, nor may the General Partners participate in any reciprocal business arrangements which could circumvent this prohibition.

	(11)	No Advisor may receive an incentive or management fee if it
participates, directly or indirectly, in any commodity brokerage commissions generated by the Fund.

	(12)	No agreement with the Advisors, the Clearing Broker or the
General Partners shall exceed one year and any such agreements are terminable without penalty upon respectively 30 days, 60 days and 120 days written notice by the Fund. Material changes in the trading policies described above must be approved by a vote of a majority of the outstanding Units (not including Units of General Partnership
Interest but including Units of Limited Partnership Interest held by affiliates of the General Partners). The General Partners do not believe that action by the limited partners to authorize material changes in the Fund's trading policies would constitute participation in the control of the management of the Fund sufficient to cause the limited partners to lose their limited liability for Fund obligations.